                                                                      EXHIBIT 12

                                 WAM!NET INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                     (DOLLARS IN THOUSANDS, EXCEPT RATIO)

                                                       Year Ended December 31,
                                            1995          1996         1997        1888
                                          --------------------------------------------------
Fixed Charges

Net loss from continuing operations         (1,277)       (7,596)      (33,636)    (121,878)
                                          --------------------------------------------------

Fixed Charges:
  Interest expense and amortization
    of deferred finance charges on
    all indebtedness                            20           903         4,356       22,626

  Interest portion of rent                      15            40           100          225
                                          ---------------------------------------------------
     Total fixed charges                        35           943         4,456       22,851

Earnings before loss and fixed
  charges                                   (1,242)       (6,653)      (29,180)     (99,027)
                                          ===================================================

Ratio of earnings to fixed
  charges                                        -             -             -            -
                                          ===================================================
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